UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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October 13, 2021

DEAR FELLOW SHAREHOLDER,

Highland Capital Management Fund Advisors, L.P., adviser to Highland Income Fund (the “Fund”), has decided to withdraw the proposal to convert the Fund to a diversified holding company. While your Board and Executive Management Team continue to believe that converting your Fund from a registered investment company to a diversified holding company is a better long-term business strategy and represents the best path to increase value for all shareholders, we have withdrawn the conversion proposals from the adjourned special meeting of shareholders (the “Special Meeting”) on October 15 and have canceled the Special Meeting.

While we are disappointed that the proposals are being withdrawn, we appreciate the support received from investors—especially our individual retail shareholders, who make up a significant majority of the total shares outstanding. Unfortunately, one institutional investor and a longtime activist, who to our knowledge did not own shares in your Fund before the proposals were announced, aggressively moved to derail the conversion proposals. The activist sent a letter replete with false and/or misleading information to thousands of shareholders. Your Executive Management Team addressed each mistruth in a communication dated September 30, 2021. Still, the damage had been done.

Despite this outcome, we remain committed to continuing to provide industry-leading performance and continuing to evaluate what is in the best interests of the Fund and its shareholders. Highlights of our immediate plans include:

•	Increasing efforts to reduce the NAV discount (difference between the Net Asset Value and market price of the Fund’s shares)

This includes commencing a $40 million common share buyback over the next six months (up to $7 million per month) and increasing shareholder communications to improve the understanding of the Fund’s strategy and current portfolio.

•	Continuing to focus on sourcing attractive investments, seeking to increase the total return of the Fund with the potential to outperform its peers and benchmark

We plan to continue to pursue investment opportunities that enable us to apply our expertise and resources to seek to unlock value. While we maintain our view that the diversified holding company structure is ideal for pursuing those kinds of opportunities, we have demonstrated our ability to pursue such opportunities effectively within the current structure, and we look forward to continuing to pursue those unique opportunities under the existing structure.

•	Evaluating shareholder/market feedback and implementing additional changes relevant to the Fund’s current structure

We received valuable feedback from shareholders and market participants regarding the proposals and peer group comparisons. We will continue to review comments about the Fund’s strategy and operations, and we will further evaluate investor feedback regarding buybacks and the Fund’s dividend policy in the context of fund earnings and cash needs as a closed-end fund.

While we are disappointed to withdraw the proposals, we are looking forward to continuing to optimize the Fund by pursuing opportunities that we expect to create value for all shareholders. Please let us know if you have any questions. (Questions/requests can be directed to the contact information below.) We appreciate your ongoing support.

SINCERELY,

/s/ Frank Waterhouse

FRANK WATERHOUSE

PRINCIPAL EXECUTIVE OFFICER

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CONTACT INFORMATION:

Phone: 877-665-1287

Email: info@highlandfunds.com

HIF-LTR-1012